Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

•	Q1 2016 revenues of $1.86 billion grew 3.6% on an equivalent basis and 1.3% on a reported basis

•	Diagnostic Information Services revenues increased 3.8% from a year ago

•	Adjusted diluted EPS excluding amortization of $1.12, up 6.7% from 2015

•	Reported diluted EPS of $0.70, up 67% from 2015

MADISON, N.J., APRIL 21, 2016 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the first quarter ended March 31, 2016, adjusted net income was $147 million, compared to $141 million in 2015. Adjusted diluted EPS excluding amortization was $1.12 in the quarter, compared to $1.05 in 2015.

Reported net income was $102 million, or $0.70 per diluted share, compared to $61 million, or $0.42 per diluted share, in 2015. In the first quarter of 2016, reported net income was reduced by charges of $45 million after tax, or $0.32 per diluted share, of which $30 million is related to the early retirement of debt in March, 2016, with restructuring and integration costs accounting for the remainder. In the first quarter of 2015, reported net income was reduced by charges of $80 million after tax, or $0.54 per diluted share, principally associated with the early retirement of debt in 2015.

First quarter 2016 revenues were $1.86 billion. Revenues grew 3.6% versus the prior year on an equivalent basis, which excludes the first quarter 2015 revenues of the company’s clinical trials testing business that was contributed to the Q2 Solutions joint venture in July 2015. On a reported basis, revenues grew by 1.3% compared to a year ago. Diagnostic Information Services revenues grew by 3.8% compared to a year ago. Volume, measured by the number of requisitions, grew by 2.6% versus the prior year and revenue per requisition grew by 1.1%.

“We‘re off to a good start in 2016 with a solid performance in the first quarter. We grew adjusted EPS nearly 7% and Diagnostic Information Services revenues by nearly 4%,” said Steve Rusckowski, President and CEO. “With the planned divestiture of our remaining products assets, our strategy to refocus on our Diagnostic Information Services business in line with our five-point strategy is largely complete. We are encouraged by the progress we’re making and are on track to meet our commitments for the remainder of the year.”

For the first quarter of 2016, adjusted operating income was $281 million, or 15.1% of revenues, compared to $269 million, or 14.6% of revenues, in 2015. Reported operating income was $257 million, or 13.8% of revenues, compared to $228 million, or 12.4% of revenues, in 2015.

Adjusted cash provided by operations was $190 million during the first quarter of 2016 and $130 million in 2015. Reported cash provided by operations was $143 million in the first quarter of 2016, compared to $52 million in 2015. Reported cash provided by operations was reduced by pre-tax cash charges associated with the early retirement of debt of $47 million in 2016 and $78 million in 2015.

Outlook for Full-Year 2016

The company’s full year 2016 outlook, before special items, remains unchanged, as follows:

•	Revenues to be between $7.52 billion and $7.59 billion, an increase of 1.5% to 2.5% over 2015 revenues on an equivalent basis.

•
As part of the company's strategy to refocus on Diagnostic Information Services, the company contributed its clinical trials testing business to the Q2 Solutions joint venture in July 2015. Revenues on an equivalent basis for full year 2015 are $7.41 billion and represent the reported revenues excluding 2015 clinical trials revenue totaling $85 million.

•	Adjusted diluted EPS excluding amortization to be between $5.02 and 5.17.

•	Adjusted cash provided by operations to approximate $1 billion.

•	Capital expenditures to be between $250 million and $300 million.

The company will provide an update on its revenue outlook after the close of the Focus Products divestiture, which is expected in the second quarter of 2016.

Note on Non-GAAP Financial Measures

As used in this press release: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's results before the impact of special items and amortization expense; (iii) “adjusted cash provided by operations” represents cash provided by operations before the cash impact of charges on retirement of debt; and (iv) reference to “revenues on an equivalent basis” when comparing 2016 results to 2015 represents 2015 reported revenues excluding clinical trials revenues. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 773-681-5898, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-509-6774 for domestic callers or 203-369-1933 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on April 21 until midnight Eastern Time on May 19, 2016. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2016 and 2015
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenues	$1,863	$1,839

Operating costs, expenses and other income:
Cost of services	1,144	1,163
Selling, general and administrative	442	419
Amortization of intangible assets	19	21
Other operating expense, net	1	8
Total operating costs, expenses and other income, net	1,606	1,611

Operating income	257	228

Other income (expense):
Interest expense, net	(36)	(45)
Other expense, net	(49)	(78)
Total non-operating expenses, net	(85)	(123)

Income before income taxes and equity in earnings of equity method investees	172	105
Income tax expense	(68)	(42)
Equity in earnings of equity method investees, net of taxes	10	7
Net income	114	70
Less: Net income attributable to noncontrolling interests	12	9
Net income attributable to Quest Diagnostics	$102	$61

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.71	$0.42

Diluted	$0.70	$0.42

Weighted average common shares outstanding:
Basic	143	144
Diluted	144	146

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2016 and December 31, 2015
(in millions, except per share data)
(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$128	$133
Accounts receivable, net	952	901
Inventories	82	84
Prepaid expenses and other current assets	138	207
Assets held for sale	193	176
Total current assets	1,493	1,501
Property, plant and equipment, net	925	925
Goodwill	5,996	5,905
Intangible assets, net	1,008	984
Investment in equity method investees	471	473
Other assets	204	174
Total assets	$10,097	$9,962

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$932	$1,014
Current portion of long-term debt	158	159
Total current liabilities	1,090	1,173
Long-term debt	3,740	3,492
Other liabilities	529	514
Redeemable noncontrolling interest	72	70
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both March 31, 2016 and December 31, 2015; 216 shares issued at both March 31, 2016 and December 31, 2015	2	2
Additional paid-in capital	2,493	2,481
Retained earnings	6,244	6,199
Accumulated other comprehensive loss	(40)	(38)
Treasury stock, at cost; 75 shares and 73 shares at March 31, 2016 and December 31, 2015, respectively	(4,063)	(3,960)
Total Quest Diagnostics stockholders' equity	4,636	4,684
Noncontrolling interests	30	29
Total stockholders' equity	4,666	4,713
Total liabilities and stockholders' equity	$10,097	$9,962

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2016 and 2015
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$114	$70
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62	78
Provision for doubtful accounts	86	79
Deferred income tax provision	8	14
Stock-based compensation expense	18	12
Excess tax benefits from stock-based compensation arrangements	(2)	(2)
Other, net	1	7
Changes in operating assets and liabilities:
Accounts receivable	(145)	(97)
Accounts payable and accrued expenses	(77)	(120)
Income taxes payable	63	10
Other assets and liabilities, net	15	1
Net cash provided by operating activities	143	52

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(135)	—
Capital expenditures	(47)	(56)
(Increase) decrease in investments and other assets	(8)	1
Net cash used in investing activities	(190)	(55)

Cash flows from financing activities:
Proceeds from borrowings	665	1,389
Repayments of debt	(453)	(440)
Purchases of treasury stock	(115)	(110)
Exercise of stock options	7	35
Excess tax benefits from stock-based compensation arrangements	2	2
Dividends paid	(55)	(48)
Distributions to noncontrolling interests	(9)	(10)
Other financing activities, net	—	(33)
Net cash provided by financing activities	42	785

Net change in cash and cash equivalents	(5)	782
Cash and cash equivalents, beginning of period	133	192
Cash and cash equivalents, end of period	$128	$974

Cash paid during the period for:
Interest	$53	$54
Income taxes	$4	$19

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$102	$61
Less: earnings allocated to participating securities	—	—
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$102	$61

Weighted average common shares outstanding - basic	143	144
Effect of dilutive securities:
Stock options and performance share units	1	2
Weighted average common shares outstanding - diluted	144	146

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.71	$0.42

Diluted	$0.70	$0.42

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues and net income attributable to Quest Diagnostics represent the company's results before the impact of special items, such as the retirement of debt and related refinancing charges, restructuring and integration charges and other items. Adjusted diluted EPS excluding amortization expense represents the company's results before the impact of special items and amortization expense. Revenue on an equivalent basis represents 2015 net revenues excluding the 2015 clinical trials testing revenues. Adjusted cash provided by operations represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconciles reported results to adjusted results:

	Three Months Ended March 31,
	2016	2015
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$257	$228
Restructuring and integration charges (a)	19	31
Other (b)	5	10
Adjusted operating income	$281	$269

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	13.8%	12.4%
Restructuring and integration charges (a)	1.0	1.7
Other (b)	0.3	0.5
Adjusted operating income as a percentage of net revenues	15.1%	14.6%

Adjusted net income:
Net income attributable to Quest Diagnostics	$102	$61
Retirement of debt and related refinancing charges (c) (d)	30	53
Restructuring and integration charges (a) (d)	12	19
Other (b) (d)	3	8
Adjusted net income	$147	$141

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$0.70	$0.42
Retirement of debt and related refinancing charges (c) (d)	0.21	0.36
Restructuring and integration charges (a) (d)	0.09	0.13
Other (b) (d)	0.02	0.05
Amortization expense (e)	0.10	0.09
Adjusted diluted EPS excluding amortization expense	$1.12	$1.05

	Three Months Ended March 31,
	2016	2015
	(dollars in millions)
Revenue on an equivalent basis:
Net revenues	$1,863	$1,839
Excluded revenue (f)	—	(40)
Revenue on an equivalent basis	$1,863	$1,799

Adjusted cash provided by operations:
Cash provided by operations	$143	$52
Cash charges on retirement of debt (g)	47	78
Adjusted cash provided by operations	$190	$130

(a)
For the three months ended March 31, 2016, represents costs primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. For the three months ended March 31, 2015, represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2016	2015
	(dollars in millions)
Cost of services	$7	$20
Selling, general and administrative	12	11
Operating income	$19	$31

Equity in earnings of equity method investees, net of taxes	$2	$—

(b)
For the three months ended March 31, 2016, primarily represents costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to legal matters. For the three months ended March 31, 2015, principally represents non-cash asset impairment charges and costs incurred related to legal matters. The following table summarizes the pre-tax impact of these other items on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2016	2015
	(dollars in millions)
Selling, general and administrative	$3	$2
Other operating expense, net	2	8
Operating income	$5	$10

Other non-operating expense, net	$1	$—

(c)
Retirement of debt and related refinancing charges represent charges associated with cash tender offers where the company purchased $200 million and $250 million in March 2016 and March 2015, respectively, of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. The following table summarizes the pre-tax impact of retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2016	2015
	(dollars in millions)
Interest expense, net	$—	$5
Other non-operating expense, net	48	79
	$48	$84

(d)
For the retirement of debt and related refinancing charges, income tax benefits were calculated using a combined tax rate of 38.9% in 2016 and 40% in 2015. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rate of 38.9% for both 2016 and 2015.

(e)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rate of 38.9% for 2016 and 2015. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended March 31,
	2016	2015
	(dollars in millions)
Amortization of intangible assets	$19	$21
Equity in earnings of equity method investees, net of taxes	4	—
	$23	$21

(f)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Clinical trials testing revenues reported in the first quarter of 2015 are excluded to provide 2015 revenue on an equivalent basis.

(g)
For the three months ended March 31, 2016, represents $47 million of pre-tax cash charges on retirement of debt in connection with the March 2016 cash tender offer. For the three months ended March 31, 2015, represents $78 million of pre-tax cash charges on retirement of debt in connection with the March 2015 cash tender offer.

3)
Other operating expense, net includes miscellaneous income and expense items related to operating activities. For the three months ended March 31, 2015, other operating expense, net principally includes non-cash asset impairment charges associated with our Celera Products business.

4)
For the three months ended March 31, 2016, the company repurchased 1.7 million shares of its common stock for $115 million. At March 31, 2016, $857 million remained available under the company’s share repurchase authorizations.

5)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2016 before the cash impact of charges on retirement of debt. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as alternatives to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under accounting principles generally accepted in the United States:

	Low	High
	(dollars in millions, except per share data)
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.31	$4.46
Retirement of debt and related refinancing charges (a)	0.21	0.21
Restructuring and integration charges (b)	0.09	0.09
Other (c)	0.02	0.02
Amortization expense (d)	0.39	0.39
Adjusted diluted EPS excluding amortization expense	$5.02	$5.17

Adjusted cash provided by operations:
Cash provided by operations	$903	$1,003
Cash charges on retirement of debt (e)	47	47
Adjusted cash provided by operations	$950	$1,050

(a)	Represents pre-tax charges of $48 million, incurred through March 31, 2016, associated with the retirement of debt and related refinancing charges in connection with the March 2016 cash tender offer.

(b)
Represents pre-tax charges of $21 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business through March 31, 2016. Further charges to earnings may be incurred as additional restructuring and integration activities are executed throughout the remainder of the year.

(c)	Represents pre-tax charges of $6 million primarily associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to legal matters through March 31, 2016.

(d)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$74
Amortization expense included in equity in earnings of equity method investees	17
Total pre-tax amortization expense	$91

Total amortization expense, net of an estimated tax benefit	$56

(e)	Represents pre-tax cash charges of $47 million on retirement of debt in connection with the March 2016 cash tender offer through March 31, 2016.

6)
The outlook for 1.5% to 2.5% revenue growth on an equivalent basis in 2016 represents management’s estimates for 2016 versus reported 2015 revenues adjusted to exclude the 2015 revenues from the clinical trials testing business. In 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Consequently, our 2016 revenues will not include revenues associated with that business. Revenues for 2015 have been adjusted to exclude clinical trials testing revenues to provide an equivalent basis for our growth outlook.

The following table reconciles our 2015 net revenues determined under accounting principles generally accepted in the United States with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue (a)	(40)	(45)	—	—	(85)
2015 Revenue on an equivalent basis	$1,799	$1,880	$1,880	$1,849	$7,408

(a)	The 2015 excluded revenue is comprised of clinical trials testing revenues reported in 2015.